CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                  Three Months Ended March 31,

     (in thousands, except per share amounts)                              1996              1995

     Primary Earnings Per Share

     Reconciliation of net income (loss) per Statements of Operations to amoount used in primary earnings per share computation:

               Net loss                                                     ($424)           ($395)
               Preferred dividend requirement                                (102)            (102)

             Accretion in carrying value of preferred stock                    (9)              (9)


               Net loss, as adjusted                                        ($535)           ($506)




     Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:


               Weighted average number of common shares

                    outstanding                                             2,617            2,676


             Add weighted average number of shares issuable
                    from assumed exercise of stock options



               Weighted average number of shares of common
                    Stock and equivalents outstanding                       2,617            2,676




     Net loss per common and common equivalent share                       ($0.20)          ($0.19)




                CONSUMERS FINANCIAL CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                Three Months Ended March 31,

     (in thousands, except per share amounts)                     1996           1995


     Fully Diluted Earnings Per Share
     Reconciliation of net income (loss) per Statements

          of Operations to amount used in fully diluted

          Earnings per share computation:


               Net loss                                            ($424)        ($395)



     Reconciliation of weighted average number of shares

        outstanding, as adjusted, per primary computation

       on preceding page, to amount used in fully diluted earnings per share computation:


           Weighted average number of shares outstanding,

                  as adjusted per primary computation on

                    Preceding page                                 2,617         2,676


           Add shares issuable from assumed conversion of
                   8 1/2 % cumulative convertible preferred            713           713



              Weighted average number of shares of common
                    Stock and equivalents outstanding              3,330         3,389




     Fully Diluted Earnings Per Share                               *             *


     * Anti-dilutive